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                                                              Exhibit 99.1

[GENAERA LOGO]
                                                           FOR IMMEDIATE RELEASE

Contact:
--------

Genaera Corporation         The Trout Group/BMC Communications
Jennifer Bilotti            Jonathan Fassberg ext. 16 (investor inquiries)
(610) 941-4020              Brad Miles ext. 17 (media inquiries)
www.genaera.com             (212) 477-9007
---------------

             Genaera Announces Second Quarter 2002 Financial Results
                          and Realignment of Operations

Plymouth Meeting, PA -- August 14, 2002 -- Genaera Corporation (NASDAQ: GENR) announced today its financial results for the three and six months ended June 30, 2002. The net loss applicable to common shareholders for the three months ended June 30, 2002 was $3,330,000, or $(0.09) per share, as compared to $2,764,000, or $(0.08) per share, for the three months ended June 30, 2001. The net loss applicable to common shareholders for the six months ended June 30, 2002 was $7,401,000, or $(0.22) per share, as compared to $5,727,000, or $(0.18)
per share, for the six months ended June 30, 2001.

Revenues for the three and six months ended June 30, 2002 were $417,000 and $853,000, respectively, resulting from the interleukin-9 (IL-9) antibody Collaboration and License Agreement dated April 19, 2001 with MedImmune, Inc. The Company expects to recognize at least $300,000 in revenues per quarter through April 2003 as a result of this agreement.

Genaera's research and development expenses increased in the three-month period ended June 30, 2002, as compared to the same period in 2001, from $2.3 million in 2001 to $2.9 million in 2002, due to increased clinical and manufacturing efforts for squalamine and LOMUCIN(TM) programs, as well as increases in personnel and related costs associated with these programs. Genaera's general and administrative expenses decreased in the three-month period ended June 30, 2002, as compared to the same period in 2001, from $942,000 in 2001 to $863,000 in 2002, due principally to decreases in non-R&D personnel. General and administrative expenses remained relatively consistent for the six-month period ended June 30, 2002 as compared to the same period in 2001 at $1.7 million.

Genaera's cash and investment balance at June 30, 2002 was $15.0 million.

Genaera Corporation also announced today that it is implementing a realignment of operations intended to focus resources on its most advanced product development programs and significantly reduce expenses. Under the realignment plan, Genaera reduced its headcount by approximately 35%, primarily impacting unsupported preclinical research programs. All of the employees affected by the workforce reduction will be offered severance and outplacement support. The Company anticipates recording a nonrecurring charge of approximately $500,000 in the third quarter of 2002. This initiative is expected to result in sufficient savings to allow current cash and investments balances to fund operations related to the Company's realigned goals through at least mid-2003.

Roy C. Levitt, Chief Executive Officer, commented, "The realignment of our operations is a direct result of our decision to further concentrate our investment and internal efforts on our two most advanced clinical development programs, squalamine and LOMUCIN(TM). Genaera will focus operations on delivering meaningful data in multiple upcoming phase 2 clinical endpoints, and supporting our MedImmune alliance. Meanwhile, we will pursue business development opportunities on our programs, as well as seek other sources of capital including evaluating strategic transactions that will facilitate growth and increase stockholder value. We acknowledge the availability of capital to support smaller entrepreneurial biotech companies is likely to be severely restricted for some time to come. We perceive that our revised goals and cost cutting provide the greatest probability for commercial success given our current cash position."

Kenneth J. Holroyd, Chief Operating Officer, commented, "This quarter was highlighted by the presentation of clinical trial data, including positive final results for squalamine in its phase 2a non-small cell lung cancer clinical trial, and encouraging results for squalamine in its phase 2 recurrent advanced ovarian cancer clinical trial. We are also pleased to have advanced our mucoregulator drug program into clinical studies for asthma, and demonstrated preliminary evidence that LOMUCIN(TM) is well tolerated in a chronic asthma population, setting the stage for trials of this compound in patients with cystic fibrosis."

Dr. Holroyd continued, "Our development plan for squalamine has been revised. We will proceed with our ongoing phase 2b non-small cell lung cancer study, and commence our first `wet' macular degeneration study. Additional studies for squalamine, including our planned trial in advanced ovarian cancer, will require, at a minimum, additional funding. For LOMUCIN(TM), we anticipate having the results from our chronic asthma study later this year, and are proceeding with the startup of our initial clinical trials in cystic fibrosis. The cystic fibrosis trials are funded in part by our alliance with the Cystic Fibrosis Foundation, which has provided a Therapeutics Development Grant of up to $1,700,000. MedImmune continues to make excellent progress as our partner for the IL-9 antibody program for asthma, and fully funds these efforts."

At 10:30 a.m. ET on Thursday, August 15, 2002, Genaera will webcast a conference call hosted by Roy C. Levitt. Those who wish to participate in the conference call may telephone (800) 711-5301 approximately 10 minutes before the start time. An audio replay (Conference ID: Genaera) will be available by telephone until Friday, August 16, 2002 at (800) 839-3616 toll free in the United States or (402) 220-2974 for international callers. To access the live call or the
archive        via       the        Internet,        please       log       onto
http://www.vcall.com/EventPage.asp?ID=81979. Please connect to the site prior to the conference call to ensure adequate time for any software download that may be needed to hear the webcast.

Genaera Corporation is a biopharmaceutical company committed to developing medicines for serious diseases from genomics and natural products. Research and development efforts are focused on anti-angiogenesis and respiratory diseases. Genaera has three products in development addressing substantial unmet medical needs in major pharmaceutical markets. These include squalamine, an anti-angiogenesis treatment for cancer and eye disease; interleukin-9 antibody, a respiratory treatment based on the discovery of a genetic cause of asthma; and LOMUCIN(TM), a mucoregulator to treat the overproduction of mucus and secretions involved in many forms of chronic respiratory disease.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management's current views and are based on certain expectations and assumptions. Such statements include, among others, statements regarding the preliminary results and future clinical development plans and prospects for squalamine (for lung cancer, ovarian cancer and in other indications), the IL-9 antibody program, the small molecule mucoregulator program, and trodulamine. You may identify some of these forward looking-statements by the use of words in the statements such as "anticipate," "develop," "continuing," and "progress," or other words of similar meaning. Genaera's actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to, Genaera's history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera's product candidates, including squalamine and LOMUCIN(TM), may not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; Genaera's reliance on its collaborators, including MedImmune, in connection with the development and commercialization of Genaera's product candidates; market acceptance of Genaera's products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology industry; and the other risks and uncertainties discussed in this announcement and in Genaera's filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting pharmaceutical companies in the development stage, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.

                                       ###

                               GENAERA CORPORATION
                        CONDENSED STATEMENT OF OPERATIONS
                                   (unaudited)
                 (amounts in thousands, except per share data)

                                                      Three Months Ended                    Six Months Ended
                                                           June 30,                             June 30,
                                                  ---------------------------         ---------------------------
                                                      2002          2001                  2002           2001
                                                      ----          ----                  ----           ----
Revenues                                           $       417   $       250          $        853   $        250
                                                  ------------   -----------          ------------   ------------

Costs and expenses

   Research and development                              2,895         2,262                 6,548          4,555
   General and administrative                              863           942                 1,738          1,723
                                                  ------------   -----------          ------------   ------------
                                                         3,758         3,204                 8,286          6,278
                                                  ------------   -----------          ------------   ------------

Loss from operations                                    (3,341)       (2,954)               (7,433)        (6,028)

Interest income                                             71           276                   153            516
Interest expense                                           (43)          (55)                  (86)          (153)
                                                  -------------  ------------         ------------   ------------
                                                            28           221                    67            363
                                                  -------------  ------------         ------------   ------------

Net loss                                                (3,313)       (2,733)               (7,366)        (5,665)
Dividends on preferred stock                                17            31                    35             62
                                                  -------------  ------------         ------------   ------------

Net loss applicable to common stockholders             $(3,330)      $(2,764)              $(7,401)       $(5,727)
                                                  =============  ============         ============   ============

Net losses applicable to common stockholders
   per share - basic and diluted                      $  (0.09)     $  (0.08)             $  (0.22)      $  (0.18)
                                                  =============  ============         ============   ============

Weighted average shares outstanding - basic and
   diluted                                              35,353        32,737                34,117         32,568
                                                  ============  ============          ============   ============

                            CONDENSED BALANCE SHEETS
                                   (unaudited)
                             (amounts in thousands)

                                                                    June 30, 2002          December 31, 2001
                                                                    -------------          -----------------

Cash and investments                                                      $ 14,992                   $ 16,078
Prepaid expenses and other current assets                                      215                        218
Fixed assets, net                                                            1,563                      1,456
Other assets                                                                    64                         64
                                                                  ----------------         ------------------
     Total assets                                                         $ 16,834                   $ 17,816
                                                                  ================         ==================

Current liabilities                                                       $  4,755                   $  5,583
Long-term liabilities                                                        1,692                      1,579
Redeemable convertible preferred stock                                       1,079                      1,044
Stockholders' equity                                                         9,308                      9,610
                                                                  ----------------         ------------------
     Total liabilities and stockholders' equity                           $ 16,834                   $ 17,816
                                                                  ================         ==================